EXHIBIT 99

Contact:	Rosanne Palacios	Judy Wawroski
	International Bancshares Corporation	International Bancshares Corporation
	(956) 722-7611 (Laredo)	(956) 722-7611 (Laredo)

FOR IMMEDIATE RELEASE:

IBC Announces Annual Earnings

LAREDO, Texas—(BUSINESS WIRE)— March 3, 2005—International Bancshares Corporation (NASDAQ:IBOC) today reported annual net income for 2005 of $140.8 million or $2.21 per share - basic ($2.18 per share - diluted) compared to $119.0 million or $1.92 per share - basic ($1.88 per share - diluted), which represents a 16.0% increase in diluted earnings per share and a 18.3% increase in net income over the corresponding period in 2004.

Net Income for the fourth quarter of 2005 was $34.3 million, or $.54 per share – basic ($.53 per share diluted) compared to $33.1 million, or $.52 per share – basic ($.51 per share diluted), which represents a 3.9% increase in diluted earnings per share and a 3.6% increase in net income over the corresponding period in 2004.

Net income increased for the year ended December 31, 2005 as compared to the year ended December 31, 2004 primarily because of the full integration of the Company’s acquisition of Local Financial Corporation (“LFIN”), improved results in its Texas operations, and the efficiencies created by the operations of the combined companies. Net income was positively impacted by $5,613,000, net of tax, of distributions received in the first and second quarter of 2005 from the January 2005 merger of the PULSE EFT Association with Discover Financial Services, a business unit of Morgan Stanley and by $2.7 million, net of tax, of certain gains from the Company’s investment services unit. Members of the PULSE EFT Association received these distributions based in part upon their volume of transactions through the PULSE network. Net income for 2005 and 2004 has been negatively affected by the aggressive de novo branching activity by the Company. The Company has added 30 new branches in 2005 and 17 branches in 2004. The new branches do not include the 52 branches the Company acquired as the result of the LFIN acquisition. The Company believes the branching activity is necessary to expand the Company’s footprint in its markets and build future volume; however, the Company realizes that net income will be negatively affected in periods of rapid expansion because of the delayed period it takes to make the branches profitable. Additionally, as part of the LFIN acquisition, the Company decided to exit certain national lending strategies that LFIN employed. As a result, the Company’s total loans have decreased from 2004 to 2005. During the fourth quarter of 2003, the Company reduced its assets by approximately $1 billion in anticipation of the LFIN acquisition. The Company also increased its overnight liquidity in the form of fed funds sold to prepare for the cash payment required as part of the transaction. On June 18, 2004, the Company completed its acquisition of LFIN. As a result of the strategic management of earning assets, net interest income for the first, second and third quarters of 2004 was negatively affected.

International Bancshares Corporation and Subsidiaries
Consolidated Financial Summary

	Years Ended December 31,
	2005	2004
	(Dollars in thousands, except per share data)
	Unaudited
Interest income	$508,705	$352,378
Interest expense	(206,830)	(108,602)
Net interest income	301,875	243,776
Provision for possible loan losses	(960)	(5,196)
Non-interest income	167,222	134,816
Non-interest expense	(255,988)	(196,484)

Income before income taxes	212,149	176,912
Income taxes	(71,370)	(57,880)

Net income	$140,779	$119,032

Net income per common share
	$2.21	$1.92
Basic
Diluted	$2.18	$1.88

“I’m very pleased with the Company’s earnings for 2005 in view of the repositioning of the Company that has occurred to accommodate the LFIN acquisition,” said Dennis E. Nixon, chairman and CEO of International Bancshares Corporation. “The Company has continued to show strong earnings for 2005, as well as the fourth quarter clearly reflecting the Company’s commitment to solid earnings. The Company has also rapidly expanded its branch network in an effort to expand the Company’s footprint in its current markets to better serve the Company’s existing customers and attract future customers.”

Total assets at December 31, 2005 were $10.4 billion compared to $9.9 billion at December 31, 2004. Total net loans were $4.6 billion at December 31, 2005 compared to $4.8 billion at December 31, 2004. Deposits were $6.7 billion at December 31, 2005 compared to $6.6 billion at December 31, 2004.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with over 200 facilities and over 300 ATMs serving more than 80 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.